FIDELITY BOND AGREEMENT

FIDELITY BOND AGREEMENT, dated as of September 30, 2016, by and among Green Century Funds (the "Trust"), and Green Century Capital Management, Inc. (the "Administrator") (collectively, the "Parties").

WHEREAS, the Administrator acts as administrator for the Trust and investment adviser for the Green Century Balanced Fund, the Green Century Equity Fund and the Green Century MSCI International Index Fund and from time to time hereafter the Administrator may act in the same capacities with respect to other clients including other investment companies; and

WHEREAS, the Parties hereto are named insureds under a fidelity bond issued by Great American Insurance Company (the "Insurer"), such policy to be amended and/or replaced from time to time (the "Policy"); and

WHEREAS, the Parties desire to establish (i) the criteria by which the annual premium for the Policy shall be allocated among the Parties, (ii) the basis on which additional investment companies for which the Administrator may act as investment adviser/administrator, may from time to time be added as named insureds under the Policy, and (iii) the criteria by which losses in excess of the face amount of the Policy shall be allocated among the Parties;

NOW, THEREFORE, it is agreed as follows:

1. The Administrator shall pay 10% of the annual premium. Each series of the Trust shall pay a portion of the remaining annual premium which shall be determined as of a specified date by calculating the minimum amount of fidelity bond as would be required for the series taken by itself under Rule 17g-1 of the Investment Company Act of 1940, as amended, in proportion to the total amount of the Policy and applying such proportion to the remaining annual premium.

2. If the Insurer (or such other insurers as from time to time may insure the Parties hereto) is willing without additional premium to add, as an insured under the Policy, any investment company for which the Administrator may act as administrator or investment adviser, the Parties hereto agree (a) that such addition may be made, (b) that such investment company may become a party to this Agreement and be included within the term "Parties", provided that notice of such addition is given to the Trust not less than 60 days before such addition becomes effective and further provided that in each case such investment company shall have executed and delivered to the Parties to this Agreement its written agreement to become a Party hereto and to be bound by the terms of this Agreement. If the Trust objects to any such addition either Party may withdraw from this Agreement and coverage under the Policy by written notice to all Parties insured under the Policy not less than 60 days before the withdrawal. The withdrawing party shall be entitled to receive and the remaining insured Parties shall pay pro rata to the withdrawing party an amount equal to the portion of the share of the premium on the Policy borne by the withdrawing part which is proportional to the unexpired term of the Policy for which the premium has been paid.

3. In the event that the claims of loss of two or more Parties under the Policy are so related that the insurer is entitled to assert that the claims must be aggregated with the result that the total amount payable on such claims is limited to the face amount of the Policy, the following rules for determining, as among the Parties, the priority of satisfaction of the claims under the Policy shall apply:

A. All claims of the Trust which have been duly approved and established under the

Policy shall be satisfied in full before satisfaction of any claims of the Administrator, if any.

B. If the claims of the Trust which have been duly proved and established under the Policy exceed the face amount of the Policy, the insurance shall be applied to those claims in the following manner:

(i) First, the insurance shall be applied to the claim of each Party up to its respective minimum fidelity bond requirement as determined in Paragraph I with respect to the Trust; and

(ii) The remaining amount of insurance then shall be applied to the unsatisfied claims of the Trust in proportion to their respective minimum fidelity bond requirements as determined in Paragraph I with respect to the Trust.

C. If after giving effect to Paragraph A there remains a portion of the insurance under the bond available for the satisfaction of claims of the Administrator, if any, which have been duly proved and established under the Policy, such remainder shall be applied as the Administrator shall determine.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

GREEN CENTURY FUNDS	By	/s/ Kristina Curtis
Kristina Curtis
President

GREEN CENTURY CAPITAL MANAGEMENT, INC.	By	/s/Kristina Curtis
Kristina Curtis
Treasurer